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                                                                    EXHIBIT 2.4


                            REPRESENTATION, WARRANTY
                             AND INDEMNITY AGREEMENT



        This Representation, Warranty and Indemnity Agreement is entered into as of January 7, 1999 (this "Agreement"), among Kaufman and Broad Home Corporation, a Delaware Corporation ("Buyer"), and the corporations identified on the signature page of this Agreement (individually an "Entity" and collectively, the "Entities").

        WHEREAS, Buyer has entered into a Purchase Agreement, dated as of January 7, 1999 (the "Purchase Agreement"), with the Sellers and Corporations identified in the Purchase Agreement;

        WHEREAS, the Entities are former partners of one or more of the Parent Partnerships (as defined in the Purchase Agreement); and

        WHEREAS, each of Buyer and the Entities desire to make certain representations, warranties and agreements with respect to the Purchase Agreement.

        NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

        1. The Entities shall be deemed to be Corporations (as that term is used in the Purchase Agreement) for all purposes under the Purchase Agreement, including but not limited to, for purposes of Articles II, III, VI, and IX and
Section 10.10 and all ancillary agreements and closing documents delivered in connection therewith, as if the Entities had executed and delivered the Purchase Agreement as Corporations; provided, however, that references in Section 3.3 of the Purchase Agreement to "this Agreement" shall be deemed to refer to this Representation, Warranty and Indemnity Agreement and not the Purchase Agreement.

        2. This Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

        3. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

        4. This Agreement, the legal relations between the parties and any Action (as defined in the Purchase Agreement), whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of California

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applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

        5. Neither this Agreement nor any rights or obligations under it are assignable, except that Buyer may assign its rights hereunder to any Affiliates (as defined in the Purchase Agreement) of Buyer, in which event Buyer shall remain liable to the Corporations for all obligations of Buyer hereunder notwithstanding a permitted assignment.

        6. This Agreement may be executed in any number of identical counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument. Any signature page of this instrument may be detached from any counterpart without impairing the legal effect of any signatures thereof, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages. Delivery by any party or its respective representatives of telecopied (counterpart) signature pages shall be as binding an execution and delivery of this Agreement by such party as if the other party had received the actual physical copy of the entire Agreement with an ink signature from such party.

        7. All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons (as defined in the Purchase Agreement) other than as contemplated by this Agreement, except to the extent that such information (i) was known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Entity (as defined in the Purchase Agreement) having jurisdiction over the parties, (iv) as may otherwise be required by law or (v) to the extent such duty as to confidentiality is waived in writing by the other party; provided, however, that following the Closing Date (as defined in the Purchase Agreement) nothing in this section shall apply to or restrict the use of information by Buyer or the Homebuilding Entities (as defined in the Purchase Agreement) in their businesses.

        8. In the event of any dispute or disagreement between the Entities and Buyer as to the interpretation of any provision of this Agreement or the Purchase Agreement, or the performance of obligations hereunder, the matter shall be determined in the manner provided in Section 10.10 of the Purchase Agreement and, if an Arbitration (as defined in the Purchase Agreement) has been requested or instituted, shall be determined as part of that Arbitration with the Entities participating to the same extent as the Corporations could participate.

        9. Any notice or other communication hereunder must be given in writing and delivered in person or sent by telecopy, by a nationally-recognized overnight courier service or by certified or registered mail, postage prepaid, receipt requested, addressed as follows:


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               IF TO BUYER, ADDRESSED TO:

               Kaufman and Broad Home Corporation
               10990 Wilshire Boulevard
               Los Angeles, California  90024
               Attention:  Michael F. Henn
                           Chief Financial Officer
                           Barton P. Pachino
                           General Counsel
               Fax No.:   (310) 231-4280

               with a copy to

               Munger, Tolles & Olson LLP
               355 South Grand Avenue
               Los Angeles, California  90071
               Attention:  R. Gregory Morgan, Esq.
               Fax No.: (213) 687-3702

               IF TO THE ENTITIES, ADDRESSED TO:

               John M. Goodman
               Lewis Operating Corp.
               1156 N. Mountain Avenue
               Upland, California  91785
               Fax No.: (909) 912-6770

               with a copy to:

               O'Melveny & Myers LLP
               400 S. Hope Street
               Los Angeles, California  90071
               Attention:  Richard A. Boehmer, Esq.
               Fax No.: (213) 430-6407

or to such other address or to such other person as any party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 9 and an appropriate answer back is received, (ii) if given by overnight courier, one business day following delivery by sender to such overnight courier, (iii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when actually received at such address.

        10. The Entities and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated


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hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. Any such expenses of the Homebuilding Entities (as defined in the Purchase Agreement), or any expenses paid by the Homebuilding Entities on behalf of the Entities, shall be paid by the Entities prior to or concurrently with the Closing (as defined in the Purchase Agreement).

        11. To the extent permitted by Law (as defined in the Purchase Agreement), all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

        12. In the event of any Action by any party arising under or out of, in connection with or in respect of, this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentence be severable from the other provisions of this Agreement, survive any judgment, and to the maximum extent permitted by Law, not be deemed merged into such judgment.

        13. The Entities and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and the Entities.

        14. If any provision of this Agreement or the Purchase Agreement as it would apply to the Entities is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement or the Purchase Agreement, as applicable, shall remain in force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.


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        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                        BUYER

                                        KAUFMAN AND BROAD HOME CORPORATION



                                        By: /s/ MICHAEL F. HENN
                                           -------------------------------------
                                        Its: Senior Vice President &
                                             Chief Financial Officer



                                        ENTITIES

                                        COSMIC CONSTRUCTION OF NEVADA, INC.



                                        By: /s/ ROGER G. LEWIS
                                           -------------------------------------
                                            Name: Roger G. Lewis
                                            Title:President


                                        SOUTH STAR DEVELOPMENT OF NEVADA, CORP.



                                        By: /s/ ROBERT E. LEWIS
                                           -------------------------------------
                                            Name: Robert E. Lewis
                                            Title: President


                                        SOUTH STAR DEVELOPMENT CORP.



                                        By: /s/ RICHARD A. LEWIS
                                           -------------------------------------
                                            Name: Richard A. Lewis
                                            Title: President


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                                        HILLSIDE CONSTRUCTION CO., INC.



                                        By: /s/ RICHARD A. LEWIS
                                           -------------------------------------
                                            Name: Richard A. Lewis
                                            Title: President


                                        ORCHARD CONSTRUCTION CO., INC.



                                        By: /s/ ROGER G. LEWIS
                                           -------------------------------------
                                            Name: Roger G. Lewis
                                            Title: President


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